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                                                                    EXHIBIT (12)

                   DAYTON HUDSON CORPORATION AND SUBSIDIARIES
              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
        FOR THE NINE MONTHS ENDED OCTOBER 28, 1995 AND OCTOBER 29, 1994
                 AND FOR THE FIVE YEARS ENDED JANUARY 28, 1995
                             (MILLIONS OF DOLLARS)

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


                                                 Nine Months Ended                             Fiscal Year Ended
                                                 -----------------             --------------------------------------------------
                                                 Oct. 28,  Oct. 29,            Jan. 28,   Jan. 29,   Jan. 30,   Feb. 1,    Feb. 2,
                                                    1995      1994                1995       1994       1993      1992       1991
                                                 -------   -------             -------    -------    -------    ------     ------
Earnings:
   Consolidated net earnings....................    $ 83      $155               $ 434      $ 375      $ 383      $301      $ 412
   Income taxes.................................      53        99                 280        232        228       171        249
                                                    ----      ----               -----      -----      -----      ----      -----
       Total earnings...........................     136       254                 714        607        611       472        661
                                                    ----      ----               -----      -----      -----      ----      -----

Fixed charges:
   Interest expense.............................     341       328                 439        459        454       421        333
   Dividends on preferred stock
      (pre-tax basis)...........................      28        29                  39         39         39        39         39
   Interest portion of rental expense...........      48        38                  56         45         43        39         46
                                                    ----      ----               -----      -----      -----      ----      -----
       Total fixed charges......................     417       395                 534        543        536       499        418

Less:
   Dividends on preferred stock
      (pre-tax basis)...........................     (28)      (29)                (39)       (39)       (39)      (39)       (39)
  Capitalized interest..........................     (11)       (5)                 (7)        (5)        (6)      (11)        (8)
                                                    ----      ----               -----      -----      -----      ----      -----

      Fixed charges in earnings.................     378       361                 488        499        491       449        371
                                                    ----      ----               -----      -----      -----      ----      -----

Earnings available for fixed charges............    $514      $615              $1,202     $1,106     $1,102      $921     $1,032
                                                    ====      ====              ======     ======     ======      ====     ======

Ratio of earnings to fixed charges..............    1.23      1.56                2.25       2.04       2.06      1.85       2.47
                                                    ====      ====              ======     ======     ======      ====     ======


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